Exhibit 10.1

SECOND AMENDMENT TO THE

SERVISFIRST BANCSHARES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

WHEREAS, ServisFirst Bancshares, Inc. (the “Company”) has established and currently maintains the Amended and Restated 2009 Stock Incentive Plan (the “Plan”), as amended by the First Amendment to ServisFirst Bancshares, Inc. Amended and Restated 2009 Stock Incentive Plan dated June 20, 2016; and

WHEREAS, the Company desires to amend the Plan to permit the Compensation Committee to delegate its authority to make certain Awards under the Plan to one or more officers of the Company to the extent permitted by applicable law; and

WHEREAS, the Board of Directors of the Company has the authority to adopt the below amendments to the Plan; and

WHEREAS, the Board of Directors has approved of such amendments to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the following amendments shall be made to the Plan:

1.	The Plan is hereby amended by re-designating the existing Section 4(c) of the Plan as Section 4(d).

2.	The Plan is hereby amended by adding the following Section 4(c) to the Plan:

(c) Delegation of Authority. The Compensation Committee shall have the right, from time to time, to delegate its authority to one or more officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act or a “covered employee” under Section 162(m) of the Code, subject to the requirements of Sections 152 and 157(c) of the Delaware General Corporation Law (or any successor provisions) or such other limitations as the Compensation Committee shall determine. The Compensation Committee shall also be permitted to delegate, to one or more appropriate officers of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Compensation Committee’s authority is delegated to an officer or officers in accordance with the foregoing, all provisions of the Plan relating to the Compensation Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer for such purpose. Any action undertaken in accordance with the Compensation Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Compensation Committee and shall be deemed for all purposes of the Plan to have been taken by the Compensation Committee.

3.	This Second Amendment to the Plan was approved by the Board of Directors on September 17, 2018.

4.	Except as expressly modified and amended herein, all the terms and provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed on and is effective as of September 17, 2018.

SERVISFIRST BANCSHARES, INC.

By:	/s/ Thomas A Broughton III
Name:	Thomas A Broughton III
Title:	Chief Executive Officer